SUB-ADMINISTRATION AGREEMENT


     AGREEMENT made as of September 29, 2000, by and among Firstar Mutual Fund Services, LLC, a limited liability company organized under the laws of the State of Wisconsin ("Firstar"), Investors Bank & Trust Company, a bank organized under the laws of the Commonwealth of Massachusetts (the "Bank") and the LKCM Funds (the "Trust") on behalf of the LKCM International Fund (the "Fund"), organized under the laws of the State of Delaware.

     WHEREAS, the Trust, an open-end management investment company, on behalf of the Fund, has retained Firstar to perform certain administrative services for the Fund; and

     WHEREAS, Firstar has asked that the Bank provide certain administrative services to the Fund on behalf of Firstar,

     NOW, THEREFORE, in consideration of the mutual covenants herein set forth, it is agreed between the parties hereto as follows:

     1. Appointment. Firstar hereby appoints the Bank to act as Sub-Administrator to the Fund on the terms set forth in this Agreement. The Bank accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

     2. Delivery of Documents. The Fund has furnished the Bank with copies of each of the following:

          (a) Properly certified or authenticated resolutions of the Trust's Board of Trustees authorizing the appointment of the Bank to provide certain administrative services to the Fund and approving this Agreement;

          (b) The Fund's incorporating documents filed with the state of Delaware on February 10, 1994 and all amendments thereto (the "Articles"); and

          (c) The Fund's by-laws and all amendments thereto (the "By-Laws").

          (e) The Trust's most recent Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933 and under the Investment Company Act of 1940 (the "1940 Act"); and (f) The Trust's most recent prospectus and statement of additional information (the "Prospectus"); and

          (g) Such other certificates, documents or opinions as may mutually be deemed necessary or appropriate for the Bank in the proper performance of its duties hereunder.

          The Trust will immediately furnish the Bank with copies of all amendments of or supplements to the foregoing. Furthermore, the Trust will notify the Bank as soon as reasonably possible of any matter which may materially affect the performance by the Bank of its services under this Agreement.

     3. (a) Duties of Sub-Administrator. The Bank, as Sub-Administrator, will assist in conducting various aspects of the Fund's administrative operations and undertakes to perform the services described in Appendix A hereto. The Bank may, from time to time, perform additional duties and functions which shall be set forth in an amendment to such Appendix A executed by all parties. At such time, the fee schedule included in Appendix B hereto shall be appropriately amended.

     In performing all services under this Agreement, the Bank shall act in conformity with the Declaration of Trust and By-Laws and the 1940 Act, as the same may be amended from time to time, and the investment objectives, investment policies and other practices and policies set forth in the Trust's Registration Statement, as the same may be amended from time to time. Notwithstanding any item discussed herein, the Bank as Sub-Administrator has no discretion over the Fund's assets or choice of investments.

          (b) Duties of Firstar. Firstar, as administrator to the Fund, will perform all of the services normally provided by an administrator to a registered investment company except that the Sub-Administrator shall be responsible for the performance of the duties set forth herein.

     4. Fees and Expenses.

          (a) For the services to be rendered and the facilities to be furnished by the Bank, as provided for in this Agreement, the Fund will compensate the Bank in accordance with the fee schedule attached as Appendix B hereto. Such fees do not include out-of-pocket disbursements (as delineated on the fee schedule or other expenses with the prior approval of the Fund) of the Bank for which the Bank shall be entitled to bill separately and for which the Fund shall reimburse the Bank.

          (b) Unless stated otherwise, each party is responsible for its own expenses incurred in connection with this Agreement.

     5. Limitation of Liability.

          (a) The Bank, its directors, officers, employees and agents shall not be liable for any loss suffered by Firstar, the Fund or any third party in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof. The Fund and Firstar will indemnify the Bank, its directors, officers, employees and agents against and hold it and them harmless from any and all losses, claims, damages, liabilities or expenses (including legal fees and expenses) resulting from any claim, demand, action or suit not resulting from the willful misfeasance, bad faith or negligence of the Bank in the performance of such obligations and duties or by reason of its reckless disregard thereof.

          (b) The Bank may apply to Firstar at any time for instructions and may consult counsel for Firstar or the Fund, or its own counsel, and with accountants and other experts with respect to any matter arising in connection with its duties hereunder, and the Bank shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction from counsel for Firstar or the Fund. The Bank shall not be liable for any act or omission taken or not taken in reliance upon any document, certificate or instrument which it reasonably believes to be genuine and to be signed or presented by the proper person or persons of the Fund or Firstar. The Bank shall not be held to have notice of any change of authority of any officers, employees, or agents of the Fund until receipt of written notice thereof has been received by the Bank from the Fund.

          (c) In the event the Bank is unable to perform, or is delayed in performing, its obligations under the terms of this Agreement because of acts of God, strikes, legal constraint, government actions, war, emergency conditions, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control or other causes reasonably beyond its control, the Bank shall not be liable to Firstar, the Fund or any third party for any damages resulting from such failure to perform, delay in performance, or otherwise from such causes.

          (d) Notwithstanding anything to the contrary in this Agreement, in no event shall the Bank be liable for special, incidental or consequential damages, even if advised of the possibility of such damages.

          (e) Firstar shall exercise reasonable care in the performance of its duties under this Agreement. Firstar shall not be liable for any loss suffered by the Bank or the Fund in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond Firstar's control, except a loss arising out of or relating to Firstar's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provisions of this Agreement, if Firstar has exercised reasonable care in the performance of its duties under this Agreement, the Fund shall indemnify and hold harmless Firstar from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which Firstar may sustain or incur or which may be asserted against Firstar by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to Firstar's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in its performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to Firstar by any duly authorized officer of the Fund who is not an officer or employee of Firstar ,or the Fund's adviser, such authorized officer to be included in a list of authorized officers furnished to Firstar, as amended from time to time, in writing by resolution of the Fund's Board of Directors or the Advisor, respectively.

          (f) The Bank shall indemnify and hold harmless the Fund from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) which the Fund may sustain or incur arising out of the Bank's bad faith, negligence or from willful misconduct on the Bank's part in its performance of its duties under this Agreement.

          (g) Firstar shall indemnify and hold harmless the Fund from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) which the Fund may sustain or incur arising out of Firstar's bad faith, negligence or from willful misconduct on Firstar's part in its performance of its duties under this Agreement.

     6. Books and Records. In compliance with the requirements of Section 31(a) of the 1940 Act and Rule 31a-3 thereunder, the bank hereby agrees that all books and records which it maintains for the Fund are property of the Fund and further agrees to surrender promptly to the Fund or its agent any of such records upon the Fund's request. The Bank further agrees to preserve for the period prescribed by Rule 31a-2 under the 1940 Act, any records required to be so preserved.

     7. Termination of Agreement.

          (a) The term of this Agreement shall be three years commencing upon the date hereof (the "Initial Term"), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive three-year terms (each a "Renewal Term") unless notice of non-renewal is delivered by the non-renewing party to the other parties no later than sixty days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. Nevertheless, this Agreement may be terminated upon sixty days prior notice by the Fund to the Bank and Firstar that the Fund will no longer invest all of its assets in the TT USA Master Trust.

          Any party hereto may terminate this Agreement prior to the expiration of the Initial Term or any Renewal Term in the event the other party violates any material provision of this Agreement, provided that the violating party does not cure such violation within ninety days of receipt of written notice from the non-violating party of such violation.

          (b) After the termination of this Agreement, the Fund may, upon written request, have reasonable access to the records of the Bank relating to its performance of its duties as Sub-Administrator.

     8. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by party against which enforcement of the change, waiver or discharge is sought.

     9. Miscellaneous.

          (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund and Firstar or the Bank shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

               To the Fund and Firstar:

                   c/o Firstar Mutual Fund Services, LLC
                   615 E. Michigan Street, LC-2
                   Milwaukee, WI  53202
                   Attention: Jeff Rauman, Assistant Vice President

               To the Bank:

                   Investors Bank & Trust Company
                   200 Clarendon Street, P.O. Box 9130
                   Boston, MA  02117-9130
                   Attention: Christopher D. Smith, Director, Client Management With a copy to: John E. Henry, General Counsel

          (b) This Agreement shall extend to and shall be binding upon the Bank, the Trust on behalf of the Fund and Firstar and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of all parties.

          (c) This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions.

          (d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

          (e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     10. Confidentiality. All books, records, information and data pertaining to the business of any other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required in the performance of duties hereunder or as otherwise required by law.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.


                                            FIRSTAR MUTAL FUND SERVICES, LLC


                                            By: /s/ Joseph Neuberger
                                               ---------------------------------
                                               Name: Joseph Neuberger
                                               Title: Senior Vice President


                                            INVESTORS BANK & TRUST COMPANY


                                            By: /s/ Andrew M. Nesvet
                                               ---------------------------------
                                                Name: Andrew M. Nesvet
                                                Title: Senior Director


                                                LKCM FUNDS on behalf of LKCM
                                                INTERNATIONAL FUND


                                            By: /s/ Jacqui Brownfield
                                               ---------------------------------
                                            Name: Jacqui Brownfield
                                            Title: V.P., Secretary & Treasurer